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                                                                      EXHIBIT 12


                 MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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

                                                (THOUSANDS OF DOLLARS)
                             -----------------------------------------------------------------
                               NINE
                               MONTHS
                               ENDED
                             SEPT. 30,                  YEAR ENDED DECEMBER 31
                             ----------  -----------------------------------------------------
                                2000         1999        1998      1997      1996      1995
                             ----------  ----------  ----------  --------  --------  ---------

EARNINGS BEFORE INCOME TAXES
  AND FIXED CHARGES:

  Income from continuing
    operations before
    income taxes             $  867,900  $  904,100  $  905,500  $733,800  $575,600  $396,600

  Deduct/add equity in
    undistributed
    (earnings)/loss of
    fifty-percent-or-
    less-owned companies         (5,840)    (18,720)    (24,070)  (19,470)  (12,310)  (17,770)

  Add interest on
    indebtedness, net           138,410     121,520     115,700    94,780    78,790    78,350

  Add amortization of debt
    expense                       1,440       1,350       2,130     2,310     1,400     1,930

  Add estimated interest
    factor for rentals           14,250      16,080      11,430     9,270     7,120     5,870
                             ----------  ----------  ----------  --------  --------  --------

  Earnings before income
    taxes and fixed charges  $1,016,160  $1,024,330  $1,010,690  $820,690  $650,600  $464,980
                             ==========  ==========  ==========  ========  ========  ========


FIXED CHARGES:

  Interest on indebtedness   $  143,850  $  129,860  $  119,750  $ 97,910  $ 81,250  $ 81,410

  Amortization of debt
    expense                       1,440       1,350       2,130     2,310     1,400     1,930

  Estimated interest factor
    for rentals                  14,250      16,080      11,430     9,270     7,120     5,870
                             ----------  ----------  ----------  --------  --------  --------

                             $  159,540  $  147,290  $  133,310  $109,490  $ 89,770  $ 89,210
                             ==========  ==========  ==========  ========  ========  ========

Ratio of earnings to fixed
  charges                           6.4         7.0         7.6       7.5       7.2       5.2
                                    ===         ===         ===       ===       ===       ===

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